Consulting Agreement

 This Agreement, effective as of September 27, 2000, is between Dr. Ross P. Holmes ("Consultant") and Ixion Biotechnology, Inc., a Delaware corporation, of 13709 Progress Blvd, Box 13, Alachua, FL ("Ixion").

 Consultant and Ixion desire to enter into this Agreement whereby Consultant will provide services to Ixion as a member of Ixion's Scientific Advisory Board according to the following provisions.

 1. Purpose. Consultant shall provide professional services as a member of Ixion's Scientific Advisory Board in accordance with the requirements and direction of Ixion. This Agreement does not relate to services as a PI or co-PI, if any, which may be performed by Consultant pursuant to any research sponsored by Ixion.

 2. Fees. In consideration of the professional services to be rendered hereunder, Ixion will pay Consultant fees including five thousand shares of Ixion common stock, pursuant to the company's Board Retainer Plan, upon election to the Scientific Advisory Board, vesting at the rate of 1,250 shares per quarter. Thereafter, and for so long as Consultant remains a member of the Scientific Advisory Board, Ixion will pay fees pursuant to the Board Retainer Plan (presently 1,000 shares per year) and the Stock Option Plan (presently options for 2,500 shares per year), as determined by the Audit and Benefits Committee of Company's Board of Directors from time to time.

 Consultant agrees to provide professional services including the following:

 (1) participation at a minimum of one and maximum of three meetings per year (if such meeting are scheduled by Company); (2) review and discussion of Ixion's progress in research and development; (3) occasional telephone contact as required by Ixion for timely expert input.

 In addition to the foregoing, Ixion shall pay consultant a fee of $900 per month for an initial period of 15 months from the date of this agreement, for which Consultant will monitor and update the section of Ixion's web site entitled "Oxalate Content of Food," and will answer a reasonable number of questions posed by web site users regarding the Oxalate Content of Food. Consultant shall review the web site page at least twice monthly, and shall post updated information thereon as soon as practical after it become available.

 3. Expenses. Travel expenses or other expenses incurred on behalf of Ixion by the Consultant shall be reimbursed separately and is in addition to the consulting fee.

 4. Term. The term of this Consulting Agreement shall extend from the date hereof to April 30, 2001, and will be renewed annually for successive one year terms, without further notice or action, unless terminated by either party.

 5. Termination. Either party shall have the right to terminate this Agreement for any reason upon 30 days written notice to the other. Consultant shall return any unvested Ixion common stock within 30 days of the termination date.

 6. Items Surviving Termination. In the event this Agreement is terminated, for any reason whatsoever, Consultant's obligation herein with respect to confidential information, conflict of interest, and inventions, improvements, or ideas as set forth in this Agreement shall survive termination.

 7. Not Employee. Consultant shall in no sense be considered an employee on Ixion nor shall Consultant be entitled to or be eligible to participate in benefits or privileges given or extended by; Ixion to its employees other than expressly provided for herein. Consultant will be responsible for compliance with his or her employer's conflict of interest, disclosure, and alternative disclosure policies. Ixion acknowledges that Consultant's primary obligation is to Wake Forest University School of Medicine (WFUSM). It is the intent of the parties that efforts and specific responsibilities under this Agreement be separate and distinct from those duties performed for WFUSM. In the event of any conflict between this Agreement and any terms of employment between the Consultant and WFUSM, including work responsibilities and ownership of any resulting intellectual property, the terms and conditions of the Consultant's employment with WFUSM will take precedence unless specific written arrangements have been made in advance between Ixion and WFUSM.

 8.  Confidential   Information.   Any  Confidential   Information  acquired  by
Consultant is covered by a separate Scientific Advisor's Confidentiality Agreement, the provisions of which shall survive termination of this Agreement.

 9. Inventions. Any inventions, improvements, or ideas made or conceived by Consultant in connection with and during the performance of services hereunder and for six months thereafter related to the business of Ixion, shall be the sole property of Ixion and shall be reported to Ixon promptly. To the extent that Consultant also serves as a PI or co-PI under research grants sponsored or co-sponsored by Ixion, the intellectual property arising therefrom shall be subject to the prior claims, if any, of Consultant's employer. Wake Forest University School of Medicine and to the provisions of any cooperative research and development agreement between Ixion and said employer.

 10. Patent Assistance. Consultant, without charge to Ixion, shall execute, acknowledge and deliver to Ixion all such papers and documents including applications for patent, as may be necessary to enable Ixion to publish or protect said inventions, improvements, or ideas, by patent or otherwise in any and all countries, and to vest title to said patents, inventions, improvements and ideas to Ixion, its successors or assigns. Consultant shall render all such assistance as Ixion may require in any Patent and Trademark Office proceeding or litigation in Federal or State Courts involving said inventions, improvements or ideas, and shall be reimbursed for reasonable expenses incurred in connection therewith.

 11. Severability. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof.

 12. Florida Law. This Agreement shall be construed, and the legal relations between Consultant and Ixion determined, in accordance with the laws of the State of Florida, without regard to the choice of law provisions of Florida law.

 13. Publicity. Consultant shall not originate any publicity, news release, or other public announcement, written or oral, whether to the public, press or otherwise, relating to this Agreement, to any amendment hereto, or to any performance hereunder, without the prior written approval of Ixion.

 14. Entire Agreement. This Agreement constitutes the entire agreement between the parties. It may not be modified, amended or assigned except by written agreement signed by both parties. Headings are for convenience only.


 IN WITNESS WHEREOF, Ixion and consultant have executed duplicate originals of this Agreement as of the date and year first written above.


         Ixion Biotechnology, Inc.                            Consultant


             /s/ Weaver H. Gaines                    /s/ Ross P. Holmes
         By:______________________                   ______________________
         Weaver H. Gaines                            Ross P. Holmes, Ph.D.
         Chairman and Chief Executive Officer.